Exhibit 99

OSG                                                                                                                      Press Release

Overseas Shipholding Group, Inc.

OVERSEAS SHIPHOLDING GROUP, INC.
REPORTS SECOND QUARTER FISCAL 2006 RESULTS

Highlights

  Net income for the second quarter of fiscal 2006 was $60.2 million on Time Charter Equivalent (TCE1) revenues of $216.3 million
  Diluted EPS of $1.52 per share reflects a loss on the sale of vessels of $3.5 million or $0.07 per diluted share
  Cash and tax-effected Capital Construction Fund totaled $347.5 million
  Total debt declined 20% from December 31, 2005 to $770.2 million
  Liquidity adjusted debt to capital was 17.0% versus 24.5% at December 31, 2005
  $30 million of high yield debt repurchased
  Two Product Carrier and two Aframax tanker charter-in commitments were announced during the quarter
  Board of Directors authorized share repurchase program of $300 million in June

1See Appendix 1 for reconciliation to shipping revenues.

New York, NY - August 8, 2006 - Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today reported results for the second fiscal quarter of 2006.

For the quarter ended June 30, 2006, net income was $60.2 million, down 47% from $114.2 million in the same period a year earlier. Diluted earnings per share were $1.52, compared with $2.89 per share in the second quarter of 2005. The year ago quarter benefited from gains on vessel sales of $13.2 million, or $0.32 per share, compared with a loss of $3.5 million, or $0.07 per share, in the current quarter. EBITDA for the second quarter declined 38% to $109.1 million from $176.3 million in the second quarter of 2005. TCE revenues in the quarter decreased by 5% to $216.3 million from $228.6 million in the second quarter of 2005. See Appendix 1 for a reconciliation of TCE revenues to shipping revenues and Appendix 2 for a reconciliation of EBITDA to net income.

For the six months ended June 30, 2006, the Company reported net income of $188.6 million, or $4.76 per share, a 32% decline from net income of $279.1 million, or $7.06 per diluted share, recorded in the first half of 2005. Net income for the first half of 2005 benefited from gains on ship disposals of $26.1 million, or $0.65 per share, compared with a loss of $3.6 million, or $0.07 per share, for the same period in fiscal 2006. EBITDA for the first six months of 2006 was $289.2 million, a 28% decrease from $399.7 million in the first half of 2005. TCE revenues for the six months of 2006 increased less than 1% to $496.4 million from $495.8 million in the first half of 2005.

Morten Arntzen, President and Chief Executive Officer, stated, "It was another quarter of strong performance in each of our sectors. In what is generally a seasonally weak quarter, our crude oil tanker fleet, which is entirely double hull, continued to benefit from the tanker market's greater discrimination against single hull tankers and from the tight oil markets across the globe. During the same period, we continued to produce steady results from our Product and U.S. segments, while also building a bigger book of longer term time charters." Mr. Arntzen continued, "We continue to generate strong cash flow, have nearly $350 million in cash and tax-effected Capital Construction Fund and $1.8 billion of credit, all available for future growth initiatives and our stock buyback program."

TCE revenues in the second quarter of 2006 for the Crude oil tanker segment were $145.6 million, a decrease of 1% quarter-over-quarter, principally due to a decrease in TCE rates earned and revenue days for Aframaxes, partially offset by increases in daily TCE rates earned on Panamaxes and VLCCs and in revenue days for VLCCs. TCE revenues for the Product Carrier segment were $49.3 million, a decrease of 7% from the year earlier period, principally as a result of profit sharing recognized on two clean Panamaxes in the 2005 period, partially offset by an increase in the average daily TCE rates earned by the Handysize Product Carriers. U.S. segment revenues were down 29% quarter-over-quarter to $15.1 million, as a result of a decrease in revenue days due to the sale of three crude oil tankers in 2005.

For the quarter ended June 30, 2006, total ship operating expenses increased $46.3 million from the corresponding quarter in 2005 to $168.8 million. The increase in vessel expenses of $9.6 million was principally attributable to increases in crew and environmental costs, the timing of certain purchases, repair costs on certain Panamax crude tankers and Handysize Product Carriers as well as costs incurred on three reflagged vessels that participate in the U.S. Maritime Security Program. The increase in time and bareboat charter expenses of $12.0 million resulted principally from the sale and charter back of 13 vessels. General and administrative expenses increased $7.6 million to $23.1 million principally due to an increase in compensation, including the recognition of targeted cash incentive compensation on a quarterly basis, expenses incurred in connection with an investigation by the U.S. Department of Justice and increases in legal, accounting and consulting services. In addition, lower earnings from asset sales accounted for an increase in quarter-over-quarter ship operating expenses of $16.7 million.

Recent Activities and Quarterly Highlights

  On August 7, 2006 OSG announced a strategic partnership with TransCanada (NYSE, TSX: TRP) to commercialize a new technology for compressed natural gas marine transportation. Based on an entirely new design and using a patented technology, OSG will own and operate vessels that will transport CNG from stranded gas fields throughout the world.
  On June 9, 2006, the Board of Directors authorized the repurchase of up to $300 million worth of the Company's common stock. The specific timing and amount of share repurchases will vary based on market conditions, securities law limitations and other factors. There have been no purchases under the program through today's date.
  During the quarter, the Company repurchased principal amounts of $23.9 million of its 8.25% notes and $6.7 million of its 8.75% debentures that are due in 2013.
  In connection with the Company's capital-efficient fleet expansion program, on June 16, OSG agreed to charter-in two Product Carriers from subsidiaries of Cido Tanker Holding Co. The tankers will be built at the Hyundai Mipo Dockyard in South Korea and are scheduled to be delivered to OSG in April and July 2009.
  Future revenues associated with time charters as of June 30, excluding the Gas segment, totaled $826.8 million. This amount represented 30,978 revenue days, up from $746.1 million as of December 31, 2005.
  On July 13, 2006, the Company sold the Pacific Sapphire, a 1994-built Aframax tanker, and will recognize a gain of approximately $14.0 million in the third quarter of 2006. Proceeds from the sale were $40.4 million.
  In June, the Board declared a $0.25 per share dividend to shareholders of record on August 8, 2006.

Fleet Metrics and Statistics
  As of June 30, 2006, OSG had an operating fleet of 91 International Flag and U.S. Flag vessels. Fifty-five percent, or 50 vessels, were owned, compared with 66%, or 63 vessels, as of June 30, 2005.
  Revenue days in the quarter totaled 7,533, a decrease of 5% over the same period a year earlier, principally due to the sale of older tankers.

	Three Months Ended June 30,		Six Months Ended June 30,
Revenue Days	2006	2005	2006	2005
Crude Tankers	4,108	4,183	8,020	8,024
Product Carriers	2,625	2,663	5,225	4,919
U.S.	618	907	1,134	1,763
Other	182	181	362	361
	7,533	7,934	14,741	15,067
  OSG's newbuild program of chartered-in and owned vessels totals 26 and spans all lines of business: four International Flag Aframax tankers, eight International Flag Product Carriers, 10 Jones Act Product Carriers (collectively representing 1.3 million deadweight tons), and four LNG carriers, (representing 864,800 cubic meters). Detailed updates on most vessels under construction can be found in the Newbuild Program in the Fleet section of www.osg.com.
    At the Aker Philadelphia Shipyard, the steel structure of U.S. Flag Product Carrier Hull 005 is nearing completion and the deckhouse and engine stack were recently lifted into position atop the deck. The tanker is expected to be completed during the fourth quarter of 2006. Construction is underway for Hull 006 and Hull 007, which are scheduled for delivery in the second and fourth quarters, respectively, of 2007.
    At the Samsung Heavy Industries shipyard in South Korea, the steel structure of the engine room and two cargo holds of LNG carrier Hull 1605 are largely completed and in the drydock. The keel was laid for Hull 1606 on July 3, 2006. Deliveries are slated for the third and fourth quarters of 2007.
    At the Hyundai Heavy Industries shipyard in South Korea, approximately 60% of steel cutting and 20% of block assembly is complete for LNG carrier Hull 1791. On Hull 1792, steel cutting commenced on June 9th and block assembly is progressing. Deliveries are slated for the fourth quarter of 2007 and the first quarter of 2008, respectively.

Financial Profile

During 2006, shareholders' equity increased by $182.5 million to $2.1 billion and liquidity, including undrawn bank facilities, increased to more than $2.14 billion. Total long-term debt as of June 30, 2006 was $770.2 million compared with $965.7 million at December 31, 2005. Liquidity adjusted debt to capital was 17.0% as of June 30, 2006, an improvement from 24.5% as of December 31, 2005.

Average TCE Rates Achieved

The following table shows time charter equivalent revenues per day and revenue days (defined as ship operating days less lay-up, repair and drydock days) for the Company's International Flag fleet for the three and six months ended June 30, 2006 compared with the same periods of 2005.

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Trade - Crude Oil
VLCC
Average TCE Rate1,2	$49,036	$48,881	$63,843	$65,466
Number of Revenue Days	1,633	1,534	3,265	3,006
Aframax
Average TCE Rate1	$26,729	$29,891	$32,184	$33,605
Number of Revenue Days	1,479	1,561	2,841	3,084
Panamax
Average TCE Rate1	$26,048	$23,819	$27,566	$25,364
Number of Revenue Days	996	999	1,914	1,766

Trade - Refined Petroleum Products
Panamax
Average TCE Rate1	$19,531	$57,863	$22,104	$34,340
Number of Revenue Days	179	182	359	410
Handysize
Average TCE Rate1,2	$18,742	$17,186	$19,578	$17,431
Number of Revenue Days	2,446	2,481	4,866	4,509

1Includes vessels operating on voyage charters and period charters.
2Includes the effect of forward freight agreements, which are used to create synthetic time charters.

Spot and Time Charter TCE Rates Achieved

The following table provides a breakdown of TCE rates achieved for the second quarters of 2006 and 2005 between spot and time charter rates. The information for VLCCs, Aframaxes and Panamaxes is based, in part, on information provided by the pools or commercial joint ventures in which they participate.

	Three Months Ended June 30, 2006		Three Months Ended June 30, 2005
	Spot Charter	Time Charter	Spot Charter	Time Charter

Trade - Crude Oil
VLCC
Average TCE Rate	$49,036	-	$48,881	-
Number of Revenue Days	1,633	-	1,534	-
Aframax
Average TCE Rate	$26,468	$27,590	$32,234	$24,800
Number of Revenue Days	1,142	337	1,069	492
Panamax
Average TCE Rate	$26,224	$25,895	$28,938	$19,572
Number of Revenue Days	450	546	453	546

Trade - Refined Petroleum Products
Panamax
Average TCE Rate	-	$19,531	-	$57,863
Number of Revenue Days	-	179	-	182
Handysize
Average TCE Rate	$24,462	$17,871	$27,351	$16,235
Number of Revenue Days	643	1,803	290	2,191

2006 TCE Rates

The Company has achieved the following average estimated TCE rates for the percentage of days booked for vessels operating through July 28, 2006. The information for the VLCCs, Aframaxes and Panamaxes is based, in part, on information provided by the pools or commercial joint ventures in which they participate. All numbers provided are estimates and may be adjusted for a number of reasons, including the timing of any vessel acquisitions or disposals and the timing and length of drydocks and repairs.

		Third Quarter Revenue Days
Vessel Class and Charter Type	Average TCE Rates	Fixed as of 7/28/06	Open as of 7/28/06	Total	% Days Booked

Trade - Crude Oil
VLCC - Spot	$64,500	946	604	1,550	61%
Aframax - Spot	$36,000	466	568	1,034	45%
Aframax - Time	$29,000	330	-	330	100%
Panamax - Spot	$28,500	180	280	460	39%
Panamax - Time	$25,000	552	-	552	100%

Trade - Refined Petroleum Products
Panamax - Time	$19,000	184	-	184	100%
Handysize - Spot	$25,000	223	242	465	48%
Handysize - Time	$18,000	2,062	-	2,062	100%

VLCC and V-Plus tankers trade in the Tankers International pool; Aframaxes trade in the Aframax International pool and Panamaxes trade in the Panamax International Shipping Company joint venture.

The following table shows average estimated time charter TCE rates and associated days booked and days open as of July 28, 2006, for the fourth quarter of 2006.

	Fixed Rates and Revenue Days as of 7/28/06	Open Days as of 7/28/06
	Q406	Q406

Trade - Crude Oil
VLCC
Average TCE Rate	-
Number of Revenue Days	-	1,576
Aframax
Average TCE Rate	$28,500
Number of Revenue Days	282	1,047
Panamax
Average TCE Rate	$25,000
Number of Revenue Days	549	460

Trade - Refined Petroleum Products
Panamax
Average TCE Rate	$19,000
Number of Revenue Days	184	-
Handysize
Average TCE Rate	$18,000
Number of Revenue Days	2,069	676

Summary Consolidated Statements of Operations
	Three Months Ended		Six Months Ended
($ in thousands, except per share amounts)	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Shipping Revenues:
Pool revenues	$133,002	$128,105	$326,107	$316,059
Time and bareboat charter revenues	68,252	65,965	139,100	135,876
Voyage charter revenues	29,499	44,314	56,572	61,856
Total Shipping Revenues	230,753	238,384	521,779	513,791
Operating Expenses:
Voyage expenses	14,449	9,786	25,366	18,006
Vessel expenses	53,876	44,272	102,791	88,072
Time and bareboat charter hire expenses	38,056	26,022	81,227	51,823
Depreciation and amortization	35,860	40,090	70,214	76,449
General and administrative	23,070	15,516	47,081	31,537
Loss/(gain) on disposal of vessels	3,498	(13,174)	3,619	(26,076)
Total Operating Expenses	168,809	122,512	330,298	239,811
Income from Vessel Operations	61,944	115,872	191,481	273,980
Equity in Income of Affiliated Companies	4,516	12,664	11,328	30,337
Operating Income	66,460	128,536	202,809	304,317
Other Income	6,794	7,671	16,186	18,894
	73,254	136,207	218,995	323,211
Interest Expense	15,134	25,569	37,741	48,400
Income before Federal Income Taxes	58,120	110,638	181,254	274,811
Credit for Federal Income Taxes	(2,111)	(3,523)	(7,341)	(4,269)
Net Income	$60,231	$114,161	$188,595	$279,080
	=========	========	========	========
Weighted Average Number of Common Shares Outstanding:
Basic	39,536,097	39,447,473	39,526,087	39,441,276
Diluted	39,590,687	39,512,839	39,580,119	39,505,969
Per Share Amounts:
Basic net income	$1.52	$2.89	$4.77	$7.08
Diluted net income	$1.52	$2.89	$4.76	$7.06
Cash dividends declared	$0.50	$0.35	$0.675	$0.525

2005 has been reclassified to conform with the 2006 presentation.

TCE Revenue by Segment

The following table reflects TCE revenues generated by the Company's three reportable segments for the three and six months ended June 30, 2006 and 2005, respectively, and excludes the Company's proportionate share of TCE revenues of joint ventures. See Appendix 1 for reconciliations of Time Charter Equivalent revenues to Shipping Revenues.
	Three Months Ended June 30,				Six Months Ended June 30,
($ in thousands)	2006	% of Total	2005	% of Total	2006	% of Total	2005	% of Total
International Flag
Crude Tankers	$145,552	67.3	$147,164	64.4	$352,643	71.0	$348,811	70.4
Product Carriers	49,340	22.8	53,169	23.3	103,202	20.8	92,675	18.7
Other	6,295	2.9	6,845	2.9	12,496	2.5	13,129	2.6
U.S.	15,117	7.0	21,420	9.4	28,072	5.7	41,170	8.3
Total TCE Revenues	$216,304	100.0	$228,598	100.0	$496,413	100.0	$495,785	100.0

Income from Vessel Operations by Segment

The following table reflects income from vessel operations accounted for by each reportable segment. Income from vessel operations is before general and administrative expenses, gain/(loss) on disposal of vessels and the Company's share of income from joint ventures.

	Three Months Ended June 30,				Six Months Ended June 30,
($ in thousands)	2006	% of Total	2005	% of Total	2006	% of Total	2005	% of Total
International Flag
Crude Tankers	$74,277	83.9	$82,950	70.2	$204,052	84.3	$223,440	80.0
Product Carriers	10,881	12.3	24,415	20.6	31,415	13.0	40,883	14.7
Other1	1,840	2.1	2,713	2.3	3,651	1.5	297	0.0
U.S.	1,514	1.7	8,136	6.9	3,063	1.2	14,821	5.3
Total Income from Vessel Operations	$88,512	100.0	$118,214	100.0	$242,181	100.0	$279,441	100.0
	======	=====	=======	====	=======	=====	=======	=====

1 Reflects reserves related to a Department of Justice investigation and the settlement of certain crew benefits for the six months ended June 30, 2005.

Reconciliations of income from vessel operations of the segments to income before federal income taxes as reported in the consolidated statements of operations follow:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2006	2005	2006	2005
Total income from vessel operations of all segments	$88,512	$118,214	$242,181	$279,441
General and administrative expenses	(23,070)	(15,516)	(47,081)	(31,537)
(Loss)/gain on disposal of vessels	(3,498)	13,174	(3,619)	26,076
Consolidated income from vessel operations	61,944	115,872	191,481	273,980
Equity in income of affiliated companies	4,516	12,664	11,328	30,337
Other income	6,794	7,671	16,186	18,894
Interest expense	(15,134)	(25,569)	(37,741)	(48,400)
Income before federal income taxes	$58,120	$110,638	$181,254	$274,811
	=========	========	========	=======

Consolidated Balance Sheets

($ in thousands)	June 30, 2006	December 31, 2005
	(Unaudited )
ASSETS
Current Assets:
Cash and cash equivalents	$177,295	$188,588
Voyage receivables	124,527	157,334
Other receivables	55,665	22,202
Inventories and prepaid expenses	24,824	16,763
Total Current Assets	382,311	384,887
Capital Construction Fund	300,282	296,126
Vessels and other property	2,108,682	2,288,481
Vessels held for sale	124,873	-
Vessels under Capital Leases	34,325	36,267
Deferred drydock expenditures, net	35,540	19,805
Total Vessels, Deferred Drydock and Other Property	2,303,420	2,344,553

Investments in Affiliated Companies	285,149	269,657
Other Assets	56,558	53,457
Total Assets	$3,327,720	$3,348,680
	==========	==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable, sundry liabilities and accrued expenses	$125,797	$105,173
Short-term debt and current installments of long-term debt	20,938	20,066
Current obligations under capital leases	7,300	6,968
Total Current Liabilities	154,035	132,207
Long-term Debt	732,159	923,612
Obligations under Capital Leases	38,072	42,043
Deferred Gain on Sale and Leaseback of Vessels	211,929	233,456
Deferred Federal Income Taxes and Other Liabilities	133,017	141,334
Shareholders' Equity	2,058,508	1,876,028
Total Liabilities and Shareholders' Equity	$3,327,720	$3,348,680
	==========	==========

Consolidated Statements of Cash Flows
($ in thousands)	Six Months Ended June 30,
	2006	2005
Cash Flows from Operating Activities:
Net income	$188,595	$279,080
Items included in net income not affecting cash flows:
Depreciation and amortization	70,214	76,449
Amortization of deferred gain on sale and leasebacks	(20,861)	(1,526)
Deferred compensation relating to restricted stock and
stock option grants	1,900	844
Deferred federal income tax credit	(5,400)	(2,317)
Undistributed earnings of affiliated companies	7,045	(8,629)
Other - net	3,951	(3,784)
Items included in net income related to investing and financing activities:
Gain on sale of securities - net	(8,889)	(12,203)
Loss/(gain) on disposal of vessels	3,619	(26,076)
Payments for drydocking	(21,279)	(7,592)
Changes in operating assets and liabilities	18	(28,324)
Net cash provided by operating activities	218,913	265,922
Cash Flows from Investing Activities:
Expenditures for vessels	(5,394)	(1,215)
Proceeds from disposal of vessels	-	337,027
Acquisition of interest in affiliated company that owned four V-Pluses	-	(69,145)
Acquisition of Stelmar Shipping Ltd	-	(742,433)
Expenditures for other property	(3,293)	(6,368)
Investments in and advances to affiliated companies	-	(7,486)
Distributions from affiliated companies	-	20,660
Other - net	(936)	15,562
Net cash (used in) investing activities	(9,623)	(453,398)
Cash Flows from Financing Activities:
Issuance of debt, net of issuance costs	48,663	781,268
Payments on debt and obligations under capital leases	(242,889)	(904,374)
Cash dividends paid	(16,807)	(13,805)
Issuance of common stock upon exercise of stock options	215	156
Other - net	(9,765)	(333)
Net cash provided by/(used in) financing activities	(220,583)	(137,088)
Net decrease in cash and cash equivalents	(11,293)	(324,564)
Cash and cash equivalents at beginning of year	188,588	479,181
Cash and cash equivalents at end of period	$177,295	$154,617
	==========	=========

2005 has been reclassified to conform with the 2006 presentation.

Fleet

On June 30, 2006, OSG was the second largest publicly traded oil tanker company in the world as measured by number of vessels. OSG's fleet of 117 vessels, (prior to the June 28, 2006 announcement of the Company's intent to sell three vessels), including newbuilds, aggregates 13.0 million deadweight tons and 865,000 cbm. Adjusted for OSG's participation interest in joint ventures and chartered-in vessels, the fleet totaled 108.85 vessels. For current fleet information, which is updated on a quarterly basis, refer to the Company's website at www.osg.com.
	Vessels Owned		Vessels Chartered-in		Total at June 30, 2006
Vessel Type	No.	Weighted by Ownership	No.	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
VLCC (including V-Plus)	12	12	10	6.25	22	18.25	6,994,410
Aframax	9	9	10	7.60	19	16.60	1,968,408
Panamax	9	9	2	2.00	11	11.00	831,396
Summary International Flag Crude Tankers	30	30	22	15.85	52	45.85	9,794,214

Panamax	2	2	0	0	2	2.00	73,313
Handysize	12	12	13	13.00	25	25.00	1,074,834
Summary International Flag Product Carriers	14	14	13	13.00	27	27.00	1,148,147

International Flag Dry Bulk Carriers	0	0	2	2.00	2	2.00	319,843
Total International Flag Operating Fleet	44	44	37	30.85	81	74.85	11,262,204
U.S. Flag Operating Fleet1	6	6	4	4.00	10	10.00	386,047
Total Operating Fleet	50	50	41	34.85	91	84.85	11,648,251
Newbuild Fleet
International Flag Aframax Crude Tankers	4	4	0	0	4	4.00	456,000
Handysize Product Carriers	0	0	8	8.00	8	8.00	392,000
U.S. Flag Product Carriers	0	0	10	10.00	10	10.00	460,000
Subtotal of Crude Tankers, Product Carriers and Dry Bulk Carriers	54	54	59	52.85	113	106.85	12,956,251
Newbuild LNG Carriers	4	2	0	0	4	2.00	864,800 cbm
Total Operating and Newbuild Fleet	58	56	59	52.85	117	108.85	-

1Includes three owned Product Carriers that trade internationally, thus the associated revenue is included in the Product Carrier segment.

Average Age of International Flag Operating Fleet

OSG has one of the youngest International Flag fleets in the industry. The Company believes its modern, well maintained fleet is a significant competitive advantage in the global market. The table below reflects the average age of the Company's owned International Flag fleet compared to the world fleet.

Vessel Class	Average Age of OSG's Owned Fleet at 6/30/06	Average Age of World Fleet at 7/1/06*
VLCC	6.2 years	8.8 years
Aframax	8.6 years	9.2 years
Panamax**	3.3 years	10.5 years
Handysize	5.4 years	12.7 years

*Source: Clarkson database as of July 1, 2006.
**Includes Panamax tankers that trade crude oil and refined petroleum products.

Drydock Schedule

In addition to regular inspections by OSG personnel, all vessels are subject to periodic drydock, special survey and other scheduled maintenance. The table below sets forth anticipated days off-hire for these events by class for the Company's owned and bareboat chartered-in vessels.

	Q206	Q306		Q406
	Actual Days Off- Hire	Projected Days Off- Hire	No. of Vessels	Projected Days Off- Hire	No. of Vessels

Trade - Crude Oil
VLCC	21	73	4	11	1
Aframax	3	12	2	11	1
Panamax	5	0	0	3	1

Trade - Refined Petroleum Products
Panamax	3	0	0	0	0
Handysize	142	157	8	77	2
U.S.	2	5	1	0	0
Total	176	247	15	102	5

Market Overview

Worldwide oil demand during the second quarter of 2006 was approximately 83.3 million barrels per day ("b/d"), an increase of 800,000 b/d, or 1.0%, compared with the second quarter of 2005. The increase in second quarter demand was centered in China where demand increased by 570,000 b/d, or 8.8%, and in the Middle East where demand grew by 330,000 b/d, or 5.4%. Demand in North America, the largest consuming area in the world, increased by 0.2% while demand in both OECD Europe and OECD Asia were down by 2.4% and 2.3%, respectively.

Worldwide oil demand for the first half of 2006 increased by 0.8% compared with the first six months of 2005. Demand declined in OECD countries primarily due to the warmer-than-normal temperatures in the U.S. Northeast during the first quarter of 2006 that reduced demand for heating oil. Demand growth in non-OECD areas rose by 3.3% as the robust economy in China increased product demand by 6.5%. Strong demand growth in China should continue during the remainder of 2006 driven by an expected 10.2% increase in GDP. Moreover, the start-up of the Hainan refinery in Southern China in the second half of 2006 will result in additional tonne-mile demand for the Far East market.

Tanker supply increased by 2.8%, or 8.7 million dwt (4.1 million dwt during the first quarter and 4.6 million dwt in the second quarter) in the first half of 2006 from year-end 2005 levels. While there was growth in all vessel categories, the highest percentage increase occurred in the Panamax sector, where tonnage increased by 8.0% since the beginning of the year. VLCCs, on the other hand, experienced the lowest percentage growth at 1.8%. This additional tonnage exerted downward pressure on TCE rates and is a key factor as to why rates during the first half of 2006 were lower than 2005 in all vessel categories except VLCCs.

Newbuilding vessel prices strengthened during the first six months, increasing by approximately 5% for crude tankers and by approximately 7% for Product Carriers from year-end 2005 levels. Shipyards are operating near full capacity and therefore have no imminent reason to reduce newbuilding prices. Prices for modern second hand vessels remained strong, holding about even with newbuilding prices as buyers remained willing to pay a premium for immediate delivery.

More extensive-than-usual refinery maintenance programs, as well as unanticipated refinery downtime in the U.S., Japan and Aruba in the first half of 2006, had a negative impact on freight rates. Crude tanker rates improved, however, during June as the peak refinery maintenance ended in the U.S. and Asia, and Iran began utilizing VLCC tankers as floating storage facilities, effectively increasing overall crude tanker utilization rates.

Lower refinery utilization rates in the U.S. combined with changes in gasoline and diesel specifications resulted in increased gasoline product imports. Product Carrier rates in the second quarter followed crude oil tanker rates, which were lower at the beginning of the quarter but higher at the end.

Geopolitical events continued to influence rates during the second quarter of 2006. The shut-in of approximately 500,000 b/d of production in Nigeria, as a result of continued attacks on its oil infrastructure, increasing concern over Iran's nuclear capabilities and a forecast for another active hurricane season in the U.S., were supportive of tanker rates during the quarter.

The opening of the Baku-Tbilisi-Ceyhan ("B-T-C") pipeline early in the third quarter provides a new outlet on the Mediterranean for light sweet Azeri crude oil, the flow of which will increase significantly in the next few years. The first lifting of Azeri crude oil from Ceyhan was moved in an Aframax vessel to a Mediterranean refinery. Pipeline flow is currently estimated at about 200,000 b/d and is forecast to increase to 400,000 b/d by the end of 2006 and to 850,000 b/d by the end of 2007. This crude can be utilized in refineries in Europe (replacing declining North Sea production), on the U.S. East Coast (substituting for North Sea or Nigerian crudes) and in Asia where there is increased demand for light sweet crude oil to meet lower sulfur specifications.

Earnings Conference Call Information

The Company plans to host a conference call at 11:00 a.m. ET on August 8, 2006 to discuss results for the second quarter. All shareholders and other interested parties are invited to call into the conference call, which may be accessed by calling +1 800-231-5571 within the United States, or +1 973-582-2952 for international participants. A live webcast of the conference call and accompanying slide presentation will be available on Overseas Shipholding Group's website at http://www.osg.com in the Investor Relations Webcasts and Presentations section or via http://www.viavid.net. The webcast will be available for 90 days and requires Windows Media Player.

An audio replay of the conference call will be available from 2:00 p.m. ET on Tuesday, August 8, through midnight ET on Tuesday August 15, 2006 by calling +1 877-519-4471 within the United States or +1 973-341-3080 for international callers. The password for the replay is 7554304.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world with an owned, operated and newbuild fleet of 117 vessels, aggregating 13.0 million dwt and 865,000 cbm, as of June 30, 2006. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, the Company is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies, with offices in New York, Athens, London, Newcastle and Singapore. More information is available at www.osg.com.

Forward-Looking Statements

This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker markets, changing oil trading patterns, prospects for certain strategic alliances and investments, estimated TCE rates achieved for the third and fourth quarters of 2006, anticipated levels of newbuilding and scrapping, projected drydock schedule, the projected growth of the world tanker fleet and the forecast of world economic activity and world oil demand. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in these forward-looking statements are described in the Company's Annual Report on Form 10-K.

Appendix 1 - TCE Reconciliation

Reconciliations of time charter equivalent revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:
	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2006	2005	2006	2005
Time charter equivalent revenues	$216,304	$228,598	$496,413	$495,785
Add: Voyage expenses	14,449	9,786	25,366	18,006
Shipping revenues	$230,753	$238,384	$521,779	$513,791
	=======	=======	=======	=======

Consistent with general practice in the shipping industry, the Company uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance.

Appendix 2 - EBITDA Reconciliation

The following table shows reconciliations of net income, as reflected in the consolidated statements of operations, to EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2006	2005	2006	2005
Net income	$60,231	$114,161	$188,595	$279,080
Credit for federal income taxes	(2,111)	(3,523)	(7,341)	(4,269)
Interest expense	15,134	25,569	37,741	48,400
Depreciation and amortization	35,860	40,090	70,214	76,449
EBITDA	$109,114	$176,297	$289,209	$399,660
	=======	=======	=======	=======

EBITDA represents operating earnings, which is before interest expense and income taxes, plus other income and depreciation and amortization expense. EBITDA is presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA should not be considered a substitute for net income or cash flow from operating activities prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. While EBITDA is frequently used as a measure of operating results and performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

Appendix 3 - Capital Expenditures

The following table presents information with respect to OSG's capital expenditures for the three and six months ended June 30, 2006 and 2005.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2006	2005	2006	2005
Expenditures for vessels	$437	$673	$5,394	$1,215
Acquisition of interests in affiliated companies	-	69,145	-	69,145
Investments in and advances to affiliated companies	-	6,452	-	7,486
Payments for drydockings	12,660	4,963	21,279	7,592
	$13,097	$81,233	$26,673	$85,438
	=======	======	======	======

Contact: Jennifer L. Schlueter
Vice President Corporate Communications and Investor Relations
OSG Ship Management, Inc.
Telephone: +1 212 578 1634
Email: jschlueter@osg.com

# # #